                  EXHIBIT 3.1


                       CERTIFICATE OF AMENDMENT OF

                  RESTATED CERTIFICATE OF INCORPORATION


The Titan Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:     That at a meeting of the Board of Directors of
The Titan Corporation resolutions were duly adopted setting forth an amendment to the Restated Certificate of Incorporation of said Corporation, declaring such amendment to be advisable and directing that the amendments proposed be considered at the next annual meeting of the stockholders of said Corporation.

The amendment amends the opening paragraph of Article
Fourth of the Restated Certificate of Incorporation, which paragraph now reads as follows:

"Fourth:     The Corporation is authorized to issue two
classes of stock, which shall be designated Preferred
Stock and Common Stock, respectively. The total number of shares of all classes of stock which the Corporation shall have the authority to issue shall be 32,500,000, consisting of 2,500,000 shares of Preferred Stock of the par value of $1.00 per share, and 30,000,000 shares of Common Stock of the par value of $.01 per share."

so that from and after adoption of the amendment, said paragraph shall read as follows:
"Fourth:     The Corporation is authorized to issue two
classes of stock, which shall be designated Preferred
Stock and Common Stock, respectively. The total number of shares of all classes of stock which the Corporation shall have the authority to issue shall be 47,500,000, consisting of 2,500,000 shares of Preferred Stock of the par value of $1.00 per share, and 45,000,000 shares of Common Stock of the par value of $.01 per share."

SECOND:     That thereafter, pursuant to resolution of
its Board of Directors, the annual meeting of the stockholders of said Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:     That said amendment was duly adopted in
accordance with the provisions of Section 242 of the General
Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, The Titan Corporation has caused this
Certificate to be signed by Gene W. Ray, its President and Chief
Executive Officer, and attested by Philip J. Englund, its
Secretary, this 30th day of June, 1997.

THE TITAN CORPORATION



     /s/
=======================
Gene W. Ray
President and
Chief Executive Officer
ATTEST:



     /s/
=======================
Philip J. Englund
Secretary